Exhibit 99.1

November 5, 2025

Benitec Biopharma Inc. Announces Pricing of $100 Million Common Stock Offering

HAYWARD, Calif., November 5, 2025 (GLOBE NEWSWIRE) — Benitec Biopharma Inc. (Nasdaq: BNTC) (“Benitec” or the “Company”), a clinical-stage, gene therapy-focused, biotechnology company developing novel genetic medicines based on its proprietary DNA- directed RNA interference (“ddRNAi”) “Silence and Replace” platform, today announced the pricing of its underwritten public offering of 5,930,000 shares of its common stock and a concurrent registered direct offering of 1,481,481 shares of its common stock with long-term investor Suvretta Capital. Each share of common stock is being sold at an offering price of $13.50. In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 889,500 shares of common stock on the same terms and conditions. The offerings are expected to close on November 7, 2025, subject to customary closing conditions.

The aggregate gross proceeds to Benitec from the underwritten public offering and the concurrent registered direct offering are expected to be approximately $100 million, prior to deducting underwriting discounts, commissions, placement agent fees and other offering expenses.

The Company intends to use the net proceeds from this financing, together with existing cash on hand, to support the continued development of its product candidate programs, working capital and other general corporate purposes.

Leerink Partners, TD Cowen and Evercore ISI are acting as bookrunning managers for the underwritten public offering and as placement agents for the concurrent registered direct offering.

The Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form S-3 relating to these securities on September 29, 2025. A prospectus supplement relating to these offerings will be filed with the SEC. The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained, when available, from Leerink Partners LLC, Attn: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@leerink.com; TD Securities (USA) LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at TDManualrequest@broadridge.com; or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com. Investors may also obtain these documents at no cost by visiting the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Benitec Biopharma Inc.

Benitec Biopharma Inc. (“Benitec” or the “Company”) is a clinical-stage biotechnology company focused on the advancement of novel genetic medicines with headquarters in Hayward, California. The proprietary “Silence and Replace” DNA-directed RNA interference platform combines RNA interference, or RNAi, with gene therapy to create medicines that simultaneously facilitate sustained silencing of disease-causing genes and concomitant delivery of wildtype replacement genes following a single administration of the therapeutic construct. The Company is developing Silence and Replace-based therapeutics for chronic and life-threatening human conditions including Oculopharyngeal Muscular Dystrophy (OPMD).

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the timing and completion of the public offering and the concurrent registered direct offering and the anticipated gross proceeds from the offering. No assurance can be given that the offerings discussed above will be completed on the terms described, or at all, or that the proceeds of the offerings will be used as indicated. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in Benitec’s filings with the SEC. Benitec’s filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Benitec expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Benitec’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Investor Relations Contacts: Irina Koffler

LifeSci Advisors, LLC

Phone: (917) 734-7387

Email: ikoffler@lifesciadvisors.com

Source: Benitec Biopharma Inc.